 EXHIBIT 4.3

Northern Alberta Oil Ltd.

Suite 700, 10150 – 100 Street, Edmonton, Alberta, T5J 0P6
Reception: 780-409-8144   Fax: 780-409-8146

August 15, 2013	SENT VIA: Registered Mail and Email XXX@XXXX.XXX

Andora Energy Corporation
Suite 1505, 505 – 3rd Street SW
Calgary, AB  T2P 3E6

Attn:	Mr. Bill Ostlund, President and Chief Financial Officer

RE:	Notice of Election to Participate Demonstration Project Joint Operating Agreement dated July 30, 2013 and Amending Agreement dated August 15, 2013 Alberta Crown Oil Sands Lease Agreements 740307A365

Pursuant to Clause 5(d) of the Demonstration Project Joint Operating Agreement (“the Agreement”) dated July 30, 2013, Northern Alberta Oil Ltd. (“Northern”) and Deep Well Oil & Gas (Alberta) Ltd. (“Deep Well”) hereby serves notice of their election to participate in the SAGD Demonstration Project as set out in the Agreement and the Amending Agreement attached hereto.

NORTHERN ALBERTA OIL LTD.		DEEP WELL OIL & GAS (ALBERTA) LTD.

BY:	/s/ Curtis Sparrow	BY:	/s/ Curtis Sparrow
	Mr. Curtis Sparrow		Mr. Curtis Sparrow
	President and Chief Financial Officer		Chief Financial Officer

X	Elects TO participate in the SAGD	X	Elects TO participate in the SAGD
	Demonstration Project		Demonstration Project

Encl.           Executed Demonstration Project Joint Operating Agreement dated July 30, 2013

Cc email:    MP West Canada SAS